EXHIBIT 99.1

1111 South Arroyo Parkway 91105 P.O. Box 7084 Pasadena, California 91109-7084 1.626.578.3500 Fax 1.626.568.7144

Press Release

FOR IMMEDIATE RELEASE	July 27, 2009

For additional information contact:

John W. Prosser, Jr.

Executive Vice President, Finance and Administration

626.578.6803

Jacobs Engineering Group Inc. Reports Earnings

for the Third Quarter of Fiscal 2009

PASADENA, CALIF — Jacobs Engineering Group Inc. (NYSE:JEC) announced today its financial results for the third quarter of fiscal 2009 ended June 30, 2009.

Third Quarter Fiscal 2009 Highlights:

•	Net earnings for the quarter of $94.9 million;

•	Diluted EPS for the quarter of $0.76;

•	Net earnings for the nine months ended June 30, 2009 of $320.5 million;

•	Diluted EPS for the nine months ended June 30, 2009 of $2.58, and

•	Backlog of $15.8 billion.

Jacobs reported today net earnings of $94.9 million, or $0.76 per diluted share, on revenues of $2.7 billion for its third quarter of fiscal 2009 ended June 30, 2009. This compares to net earnings of $108.7 million, or $0.87 per diluted share, on revenues of $2.9 billion for the corresponding period last year.

For the nine months ended June 30, 2009, Jacobs reported net earnings of $320.5 million, or $2.58 per diluted share, on revenues of $8.9 billion. This compares to net earnings of $306.4 million, or $2.46 per diluted share, on revenues of $8.1 billion for the same period in fiscal 2008.

Included in the Company’s results of operations for the nine months ended June 30, 2008 is an after-tax gain of $5.4 million, or $0.04 per diluted share, from the sale, in the first quarter of fiscal 2008, of its interest in a company that provides specialized operations and maintenance services.

Jacobs also announced backlog totaling $15.8 billion at June 30, 2009, including a technical professional services component of $8.4 billion. This compares to total backlog and technical professional services backlog of $16.6 billion and $8.1 billion, respectively, at the end of last quarter. During the quarter ended June 30, 2009, approximately $665 million was removed from backlog as a result of project cancellations ($300 million) and a shift of pass-through costs to the owners’ responsibility ($365 million). All but $20 million of the reduction came out of field services backlog.

Commenting on the results for the third quarter, Jacobs President and CEO Craig L. Martin stated, “While our public sector markets – led by national government programs – remain good, our growth there was insufficient to offset declines in our private sector markets. Consequently, our results for the quarter were disappointing. The market remains uncertain, with economic conditions, oil prices, and business confidence reflecting that uncertainty. Our business model positions us well in challenging times, so we expect to capitalize on the opportunities these times create.”

Commenting on the Company’s earnings outlook for the remainder of fiscal 2009, Jacobs Chief Financial Officer John W. Prosser, Jr. stated, “As we approach our year-end we are narrowing our guidance for fiscal 2009 to a range of $3.10 to $3.35 which is within the lower portion of our previously issued guidance of $3.10 to $3.50.”

Jacobs is hosting a conference call at 11:00 a.m. Eastern time on Tuesday, July 28, 2009, which they are webcasting live on the Internet at www.jacobs.com. The taped teleconference is accessible from any touch-tone phone and will be available 24 hours a day through August 5, 2009. The dial-in number for the audio replay is 706.645.9291 (ID 18940259).

Jacobs, with annual revenues exceeding $12 billion, is one of the world’s largest and most diverse providers of technical, professional, and construction services.

Statements made in this press release that are not based on historical fact are forward-looking statements. Although such statements are based on management’s current estimates and expectations, and currently available competitive, financial, and economic data, forward-looking statements are inherently uncertain, and you should not place undue reliance on such statements. We caution the reader that there are a variety of factors that could cause business conditions and results to differ materially from what is contained in our forward-looking statements. For a description of some of the factors which may occur that could cause actual results to differ from our forward-looking statements please refer to our 2008 Form 10-K, and in particular the discussions contained under Item 1 –Business; Item 1A – Risk Factors; Item 3 – Legal Proceedings; and Item 7 – Management’s Discussion and Analysis of Financial Condition and Results of Operations. We also caution the readers of this release that we do not undertake to update any forward-looking statements made herein.

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Financial Highlights:

Results of Operations (in thousands, except per-share data):

	Three Months Ended June 30		Nine Months Ended June 30
	2009	2008	2009	2008
Revenues	$2,706,724	$2,918,927	$8,914,829	$8,055,538
Costs and Expenses:
Direct costs of contracts	(2,334,861)	(2,467,283)	(7,701,923)	(6,781,330)
Selling, general, and administrative expenses	(225,189)	(282,773)	(714,476)	(809,929)

Operating Profit	146,674	168,871	498,430	464,279
Other (Expense) Income:
Interest income	2,465	3,359	9,656	11,237
Interest expense	(402)	(987)	(2,428)	(2,857)
Miscellaneous (expense) income, net	(456)	(1,436)	(4,818)	6,027

Total other income, net	1,607	936	2,410	14,407

Earnings Before Taxes	148,281	169,807	500,840	478,686
Income Tax Expense	(53,381)	(61,130)	(180,303)	(172,327)

Net Earnings	$94,900	$108,677	$320,537	$306,359

Earnings Per Share (“EPS”):
Basic	$0.77	$0.89	$2.61	$2.54
Diluted	$0.76	$0.87	$2.58	$2.46

Weighted Average Shares Used to Calculate EPS:
Basic	122,953	121,474	122,593	120,833
Diluted	124,748	124,624	124,359	124,304

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Other Operational Information (in thousands):

	Three Months Ended June 30		Nine Months Ended June 30
	2009	2008	2009	2008
Revenues by Major Component:
Technical professional services	$1,346,100	$1,545,603	$4,266,437	$4,349,957
Field services	1,360,624	1,373,324	4,648,392	3,705,581

Total	$2,706,724	$2,918,927	$8,914,829	$8,055,538

Depreciation (pre-tax)	$16,911	$17,047	$50,081	$46,384

Capital Expenditures	$10,469	$43,169	$46,778	$87,031

Selected Balance Sheet Information (in thousands):

	At June 30
	2009	2008
Balance Sheet Information:
Cash and cash equivalents	$1,059,470	$536,223
Working capital	1,466,729	1,096,775
Total debt	47,804	39,418
Stockholders’ equity	2,614,650	2,232,811

Selected Backlog Information (in thousands):

	June 30, 2009	March 31, 2009
Backlog Information:
Technical professional services	$8,390,200	$8,116,800
Field services	7,413,500	8,515,100

Total	$15,803,700	$16,631,900

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